Exhibit 99.1 Contacts: Dan Darazsdi +910 558 7915 daniel.darazsdi@wilm.ppdi.com Luke Heagle +910 558 7585 luke.heagle@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS;

UPDATES 2008 FINANCIAL GUIDANCE

Highlights:

•	$705 million in new authorizations

•	EPS of $0.43, a 34 percent increase over Q3 2007

•	Year-to-date cash flow from operations of $259 million

WILMINGTON, NC, October 21, 2008—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the third quarter ended September 30, 2008.

PPD recorded net revenue of $398.5 million for the third quarter of 2008, an increase of 11.6 percent over net revenue of $357.2 million for the third quarter of 2007. Income from operations for the third quarter of 2008 increased $18.4 million to $71.3 million, an increase of 34.9 percent compared to income from operations of $52.9 million for the same period in 2007. Third quarter 2008 diluted earnings per share were $0.43, an increase of 34.4 percent compared to diluted earnings per share of $0.32 for the same period last year.

Segment Performance

Development segment net revenue for the third quarter of 2008 was $358.7 million, an increase of 10.8 percent over the same period in 2007. Development segment income from operations for the third quarter of 2008 was $69.3 million, an increase of 13.3 percent compared to $61.2 million for the same period in 2007.

Discovery sciences segment net revenue for the third quarter of 2008 was $7.8 million, an increase of 65.6 percent compared to $4.7 million in the same period last year. Discovery sciences segment income from operations for the third quarter of 2008 was $2.0 million, compared to a loss from operations of $8.3 million for the third quarter of 2007. The increase in income from operations for the third quarter of 2008 was due primarily to lower research and development expenditures and a $3.0 million milestone payment from Takeda Pharmaceutical Company Limited triggered by the submission of a new drug application for alogliptin in Japan. The company also recorded a $2.1 million impairment of its equity investment in Accentia in the third quarter of 2008.

Other Financial Information

New business authorizations for the third quarter of 2008 totaled $705.1 million, a 23.6 percent year-over-year increase. Contract cancellations for the quarter were $207.7 million, resulting in a book-to-bill ratio of 1.36 for the quarter. Excluding foreign exchange adjustments, the cancellation rate for the third quarter of 2008 was approximately 24 percent. Backlog at September 30, 2008, was $3.0 billion, a year-over-year increase of 20.0 percent.

Days sales outstanding (DSO) for the quarter were 41.6 days, bringing year-to-date DSO at September 30, 2008, to 44.3 days, compared to 50.8 days at December 31, 2007. Third quarter 2008 cash flow from operations was $81.8 million. At September 30, 2008, PPD had $612.1 million in cash and investments, after giving effect to the payment of the company’s third quarter dividend and the use of $30.1 million in cash to repurchase PPD shares during the quarter under its previously announced share repurchase program. The effective tax rate for the third quarter of 2008 was 32.5 percent.

“We were very pleased with the level of new business wins and the rebound from the second quarter,” said Fred Eshelman, chief executive officer of PPD. “While third quarter revenue growth was moderately slower than expected, demand for drug development services remains strong, and we believe our new authorizations and existing backlog should help drive future top line sustained growth. In addition, our commitment to operational excellence and financial management generated strong cash flow and earnings for the quarter, and we plan to continue to focus on these areas going forward.”

Commenting on compound partnering, Eshelman said, “Although we were disappointed that the FDA will not be able to complete its review of the alogliptin NDA by the PDUFA date due to the lack of resources, Takeda advanced its overall alogliptin program with the submission of the alogliptin NDA in Japan and the alogliptin/ACTOS NDA in the United States. We continue to believe in our compound partnering strategy as a long-term value driver.”

Guidance

PPD issued financial guidance for 2008 on January 8, 2008. The company is revising 2008 revenue and earnings guidance to reflect the impact of its recent announcement that the U.S. Food and Drug Administration will not complete its review of the alogliptin NDA by the PDUFA date of October 27, 2008, and the effect of current business conditions. Full year 2008 net revenue, excluding reimbursed out-of-pocket expenses, is expected to be in the range of $1.465 billion to $1.490 billion, compared to previous guidance of $1.535 billion to $1.590 billion. The range for development segment diluted earnings per share for the full year of 2008 has been narrowed based on actual year-to-date performance. In addition, as previously disclosed, the company no longer expects to receive the $25.0 million alogliptin NDA approval milestone in the fourth quarter of 2008. As a result, full year 2008 diluted earnings per share for the total company are expected to be in the range of $1.70 to $1.74, compared to previous guidance of $1.82 to $1.92.

The following table shows the previous and revised full year 2008 net revenue and diluted earnings per share guidance for each segment and the total company.

	Previous 2008 Guidance	Revised 2008 Guidance
Net revenue*
Development	$1,475 - $1,525	$1,430 - $1,450
Discovery sciences	60 - 65	35 - 40

Total company	$1,535 - $1,590	$1,465 - $1,490

EPS
Development	$1.64 - $1.72	$1.64 - $1.68
Discovery sciences	0.18 - 0.20	0.06 - 0.06

Total company	$1.82 - $1.92	$1.70 - $1.74

*	Net revenue in millions, excludes reimbursed out-of-pocket expenses.

PPD will conduct a live conference call and audio webcast tomorrow, October 22, 2008, at 9:00 a.m. ET to discuss its third quarter 2008 results and revised full-year guidance. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the directions under the Investor Presentations & Events link in the Corporate section of the PPD Web site. A replay of the webcast will be available shortly after the call. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial number:

Participant dial in:	+877 644 0692 (U.S./Canada)
+973 200 3387 (International)
Conference ID:	64199951

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 33 countries and more than 10,500 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including statements regarding PPD’s 2008 financial guidance, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: general economic conditions and uncertainties, including those resulting from current and future conditions in the global financial markets; outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; competition within the outsourcing industry; success in sales growth; loss of large contracts; increased cancellation rates; risks associated with the development and commercialization of drugs, including R&D expenses, earnings dilution and obtaining regulatory approvals; risks associated with acquisitions and investments, such as impairments; risks associated with and dependence on collaborative relationships; currency fluctuations; the ability to attract and retain key personnel; rapid technological advances that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenue:
Development	$358,674	$323,769	$1,077,120	$940,452
Discovery Sciences	7,773	4,694	31,798	13,577
Reimbursed out-of-pockets	32,020	28,732	92,811	85,388

Total net revenue	398,467	357,195	1,201,729	1,039,417

Direct costs:
Development	173,748	163,221	534,484	472,651
Discovery Sciences	2,741	2,775	8,065	7,595
Reimbursable out-of-pocket expenses	32,020	28,732	92,811	85,388

Total direct costs	208,509	194,728	635,360	565,634

Research and development	1,657	8,353	7,911	14,221
Selling, general and administrative	101,684	87,129	301,711	245,016
Depreciation and amortization	15,332	14,057	45,182	40,330
Impairment of intangible asset	—	78	1,607	234

Income from operations	71,285	52,850	209,958	173,982

Reimbursement on (impairment of) investments	(2,092)	—	(15,435)	—
Other income, net	6,635	4,224	14,907	12,798

Income before income taxes	75,828	57,074	209,430	186,780
Income tax expense	24,644	18,834	69,110	63,906

Net income	$51,184	$38,240	$140,320	$122,874

Net income per share:
Basic	$0.43	$0.32	$1.18	$1.04

Diluted	$0.43	$0.32	$1.16	$1.03

Dividends declared per common share	$0.10	$0.03	$0.30	$0.09

Weighted average number of shares outstanding:
Basic	118,704	118,739	119,093	118,297

Diluted	120,152	120,065	120,620	119,759

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007
Cash, cash equivalents, short-term and long-term investments	$612,123	$502,384
Accounts receivable and unbilled services, net	458,405	481,477
Total assets	1,796,921	1,684,375
Unearned income	232,499	205,779
Shareholders’ equity	1,216,013	1,150,096

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	September 30, 2008	December 31, 2007
Cash and cash equivalents	$462,489	$171,427
Auction Rate Securities	117,112	209,475
Other municipal debt securities	22,522	111,230
Other securities	10,000	10,252

	$612,123	$502,384